Green Century Funds

Fee Schedule

Effective June 1, 2010

The following basis point fee will apply to each Fund listed on Appendix A hereto, for which The Bank performs Fund Accounting & Custody:

“DOMESTIC CUSTODY, FUND ACCOUNTING & CALCULATION OF N.A.V.

A.	Domestic Custody. Fund Accounting & Calculation of N.A.V.

•

The following basis point fee is based on all domestic assets for which we are custodian and fund accountant. This amount does not include transactions. See Standard Transaction Costs (B). These amounts will be calculated monthly as of the last calendar day of the month.

Annual Fee
First $150mm in assets	7.0 Basis Points
Assets in excess of $150 mm	4.0 Basis Points

There will be a monthly minimum of $3,416.67 per Fund for the Green Century Funds.

B.	Transaction Costs

• DTC
Green Century Balanced Fund	$12
Green Century Equity Fund	9
• Fed Book Entry	12
• Physical Securities	35
• Options and Futures	18
• GNMA Securities	40
• Principal Paydown	5
• Outgoing Wires	10
• Incoming Wires	8

OUT-OF-POCKET, BALANCE CREDITS

A.	Out-of-Pocket and Other Expenses

•	These charges consist of:

- Pricing & Verification Services	- Micro Rental
- Printing, Delivery & Postage	- Forms & Supplies
- Telephone	- Support Equipment Rental
- Legal Costs	- 3rd Party Review
- Proxy Tabulation	- Ad Hoc Reporting
- Checkbooks	- 800 Number Fees

B.	Domestic Balance Credit

•

We allow balance credit against fees (excluding out-of-pocket charges) for domestic fund balances arising out of the custody relationship. The credit is based on collected balances reduced by balances required to support the activity charges of the accounts. The monthly earnings allowance is equal to 75% of the 90-day T-bill rate.

*	This fee schedule is confidential information of the parties and shall not be disclosed to any third party without prior written consent of both parties.

Green Century Funds		Green Century Capital Management, Inc.

By:	/s/ Kristina Curtis	By:	/s/ Kristina Curtis
	Kristina Curtis		Kristina Curtis
	President		Treasurer

State Street-Bank and Trust

By:	/s/ Stefanie Mansfield
Stefanie Mansfield
Vice President

Appendix A

Green Century Balanced Fund

Green Century Equity Fund